Exhibit 99.1

For Immediate Release

American Axle & Manufacturing, Inc. to Redeem 9.75% Senior
Subordinated Notes Due March 2009

Detroit, Michigan, January 22, 2004 — American Axle & Manufacturing Holdings, Inc., which is traded as AXL on the NYSE, and its wholly–owned subsidiary American Axle & Manufacturing, Inc. (AAM) today announced plans to redeem all of AAM’s 9.75% Senior Subordinated Notes Due March 2009 (the “9.75% Notes”) on March 1, 2004. This redemption covers all $300.0 million of AAM’s outstanding 9.75% notes. AAM will pay current noteholders 104.875% per $1,000 principal amount, plus accrued and unpaid interest thereon. Liquidity under AAM’s new $600.0 million senior revolving credit facility, which closed on January 9, 2004 and was used to refinance its previously existing bank credit facility, will be available to fund the redemption. AAM will report a pre-tax charge of $22.3 million in the first quarter of 2004 related to this redemption of the 9.75% Notes and the refinancing of its bank credit facility.

American Axle & Manufacturing is a world leader in the manufacture, design, engineering, and validation of driveline systems and related components and modules, chassis systems and forged products for trucks, sport utility vehicles and passenger cars. In addition to its 14 locations in the United States (in Michigan, New York and Ohio), AAM also has offices and facilities in Brazil, England, Germany, Japan, Mexico and Scotland.

Certain statements contained in this press release which are not historical facts contain forward-looking information with respect to the Company’s plans, projections or future performance, the occurrence of which involves risk and uncertainties that could cause the company’s actual results or plans to differ materially from those expected by the company which include risk factors described in the Company’s filings with the Securities and Exchange Commission.

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For more information...

Media relations contact	Investor relations contact
Carrie L.P. Gray	Richard F. (Rick) Dauch
Director, Corporate Relations	Vice President, Investor Relations
(313) 758-4880	(313) 758-4767
grayc@aam.com	dauchrf@aam.com

Or visit the AAM website at www.aam.com

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